Exhibit 99.1

Contact: William Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

BSD Medical Announces Financial Results for Second Quarter and First Six Months of Fiscal 2013

SALT LAKE CITY, March 28, 2013—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its second quarter and first six months of fiscal 2013, including:

•	Total revenues of $1.5 million for the six months ended February 28, 2013 compared to total revenues of $0.9 million for the same period a year ago
•	Total revenues of $0.8 million for the second quarter ended February 28, 2013 compared to total revenues of $0.3 million of the second quarter of last year
•	Total Hyperthermia backlog of approximately $0.8 million
•	Net loss of $1.9 million for the three months ended February 28, 2013 compared to a net loss of $2.1 million for the three months ended February 29, 2012
•	Net cash used in operating activities was $1.4 million for the three months ended February 28, 2013 and $3.4 million for the six months ended February 28, 2013
•	Cash and cash equivalents of $7.7 million
•	No debt
•	Total stockholders’ equity of $11.0 million

“Our results reflect solid market penetration trends for our MicroThermX® Microwave Ablation product line for the treatment of cancer,” said Harold Wolcott, President of BSD.  “Revenues during the first six months of fiscal 2013 increased by approximately $0.5 million over the same period last year due largely to the performance of MicroThermX, including strong sales momentum of disposable SynchroWave antennas fueled by a doubling of domestic evaluations over the last six months and our fee per use model continuing to attract new accounts.

“As we move into the second half of fiscal 2013, we are planning for a significant expansion in the distribution of our MicroThermX systems in Europe, contingent upon our completing a Master Distribution Agreement covering the entire continent.  We are working diligently on this agreement.

“It is worth noting that our quarter-end backlog figure for Hyperthermia products does not reflect purchase orders from our recently-announced exclusive Taiwanese distributor Linden Bioscience (Linden). These purchase orders will be added to our backlog after import licenses have been obtained by Linden.   Our relationship with Linden, with its commitment to purchase an estimated $7.1 million in BSD product over a five year period, further validates our belief that the Hyperthermia business will flourish in Asia as regulatory approvals are secured.

“We are keeping tight control of our spending, and our cash used in the quarter was $0.5 million less than we used during the first quarter of fiscal 2013,” concluded Wolcott.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our MicroThermX® line of products, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

BSD MEDICAL CORPORATION
Condensed Balance Sheets
(Unaudited)
ASSETS	February 28, 2013	August 31, 2012
Current assets:
Cash and cash equivalents	$7,731,846	$11,102,508
Accounts receivable, net of allowance for doubtful accounts of $20,000	481,777	289,587
Related party trade accounts receivable	24,593	33,257
Inventories, net	2,380,035	2,403,957
Other current assets	173,377	120,069
Total current assets	10,791,627	13,949,378

Property and equipment, net	1,359,384	1,412,639
Patents, net	-	4,032

	$12,151,012	$15,366,049

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$299,209	$195,754
Accrued liabilities	637,002	424,698
Customer Deposits	41,250	24,980
Deferred revenue – current portion	92,229	96,865
Total current liabilities	1,069,690	742,297

Deferred revenue – net of current portion	87,719	126,420

Total liabilities	1,157,409	868,717

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 29,777,522 shares issued	29,778	29,778
Additional paid-in capital	52,421,367	51,845,035
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(41,457,308)	(37,377,247)
Total stockholders’ equity	10,993,603	14,497,332

	$12,151,012	$15,366,049

BSD MEDICAL CORPORATION
Condensed Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Revenues:
Sales	$766,084	$236,437	$1,283,698	$553,925
Sales to related parties	6,275	546	76,546	301,406
Equipment rental	46,900	34,900	118,800	75,550

Total revenues	819,259	271,883	1,479,044	930,881

Cost of Revenues:
Cost of sales	411,365	343,922	820,235	498,414
Cost of related party sales	5,069	744	66,446	214,183
Cost of equipment rental	2,947	2,947	5,894	5,894

Total cost of revenues	419,381	347,613	892,575	718,491

Gross margin (loss)	399,878	(75,730)	586,469	212,390

Operating costs and expenses:
Research and development	558,691	582,611	1,085,958	1,119,346
Selling, general and administrative	1,705,682	1,457,662	3,594,931	2,912,497

Total operating costs and expenses	2,264,373	2,040,273	4,680,889	4,031,843

Loss from operations	(1,864,495)	(2,116,003)	(4,094,420)	(3,819,453)

Other income (expense):
Interest income	6,720	15,970	16,666	34,029
Other (expense)	(3,622)	(2,565)	(2,307)	(4,579)

Total other income	3,098	13,405	14,359	29,450

Loss before income taxes	(1,861,397)	(2,102,598)	(4,080,061)	(3,790,003)

Income tax benefit	-	-	-	-

Net comprehensive loss	$(1,861,397)	$(2,102,598)	$(4,080,061)	$(3,790,003)

Net loss per common share:
Basic	$(0.06)	$(0.07)	$(0.14)	$(0.13)
Diluted	$(0.06)	$(0.07)	$(0.14)	$(0.13)

Weighted average number of shares outstanding:
Basic	29,778,000	29,686,000	29,778,000	29,686,000
Diluted	29,778,000	29,686,000	29,778,000	29,686,000